Exhibit 2.1

March 2005

IVILLAGE UK LIMITED

TESCO STORES LIMITED

IVILLAGE LIMITED

and

IVILLAGE INC

AGREEMENT
FOR THE SALE AND PURCHASE OF THE BUSINESS
OF IVILLAGE UK LIMITED

CONTENTS

CLAUSE

1	SALE AND PURCHASE
2	EMPLOYEES
3	PRICE
4	WARRANTIES
5	COMPLETION
6	CONTRACTS, ASSETS AND THIRD PARTY CONSENTS
7	ASSUMED LIABILITIES AND EXCLUDED LIABILITIES
8	APPORTIONMENTS
9	BOOK DEBTS
10	VAT
11	CO-OPERATION
12	PAYMENTS
13	CONFIDENTIALITY
14	ANNOUNCEMENTS
15	ASSIGNMENT
16	FURTHER ASSURANCES
17	COSTS
18	NOTICES
19	ENTIRE AGREEMENT
20	WAIVERS, RIGHTS AND REMEDIES
21	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
22	GENERAL
23	INTERPRETATION
24	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS
25	TESCO GUARANTEE
26	INC GUARANTEE
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3
SCHEDULE 4
SCHEDULE 5
SCHEDULE 6
SCHEDULE 7
SCHEDULE 8

THIS AGREEMENT is made on               March 2005

BETWEEN:

(1)           iVillage UK Limited, a company incorporated under the laws of England with registered number 4015680 whose registered office is at Tesco House, Delamare Road, Cheshunt, Waltham Cross, Hertfordshire EN8 9SL (the Seller);

(2)           Tesco Stores Limited, a company incorporated under the laws of England with registered number 519500 whose registered office is at Tesco House, Delamare Road, Cheshunt, Waltham Cross, Hertfordshire EN8 9SL (Tesco);

(3)           iVillage Limited, a company incorporated under the laws of England with registered number 3837269 whose registered office is at 90 Fetter Lane, London EC4A 1JP (the Purchaser); and

(4)           iVillage Inc. a company incorporated in Delaware the principal office of which is at 500 Seventh Avenue, 14th Floor, New York, New York 10018 (INC).

WHEREAS:

(A)          The Seller and INC are parties to the Licence (as defined in Schedule 6), whereby the Seller, was granted a licence of certain of INC’s proprietary materials in order to support and develop a web site under the domain name www.iVillage.co.uk and related sites targeting adult women in the United Kingdom and Republic of Ireland, which incorporated certain elements of a web site targeting similar women residing in the United States operated by INC under the domain name www.iVillage.com.

(B)           The Seller has agreed to sell the Business (as defined in Schedule 6) to the Purchaser on the terms and subject to the conditions set out in this agreement, which include, inter alia, the termination of the Licence.

(C)           Each of the Seller and Tesco has agreed to transfer and the Purchaser has agreed to accept the contracts of employment of certain employees of the Seller and/or Tesco on the terms and subject to the conditions set out in this agreement.

(D)          Words and expressions used in this agreement shall have the meanings set out in Schedule 6 unless the context otherwise requires.

IT IS AGREED as follows:

1                 SALE AND PURCHASE

1.1              Subject to and in accordance with this agreement:

1.1.1                    the Seller shall sell and transfer with full title guarantee, and the Purchaser shall purchase, the Business as a going concern with effect from Completion, so that the Business is vested in the Purchaser at Completion; and

1.1.2                    the Seller shall sell the Business Assets free from all Encumbrances, and ownership and risk in those Business Assets shall (except insofar as they are otherwise included in the Excluded Assets) pass to the Purchaser with effect from Completion.

1.2              Nothing in this agreement shall operate to transfer any of the Excluded Assets to the Purchaser or make the Purchaser liable for any of the Excluded Liabilities.

1.3              The parties acknowledge that the transfer of the Business and Business Assets shall be completed on the basis of the asset transfer and other arrangements set out or referred to in Schedule 5.

2                 EMPLOYEES

2.1              The parties acknowledge and agree that the sale of the Business from the Seller to the Purchaser is a “relevant transfer” within the meaning of the Transfer Regulations.  The parties agree that, subject to the provisions of this clause 2 and subject to the right of any employee identified as a Transferring Employee to object to being transferred (in accordance with Regulation 5(4A) of the Transfer Regulations) to the Purchaser, the Purchaser undertakes to accept into its employment the Transferring Employees on Completion.

2.2              For the avoidance of doubt, all Excluded Employees will remain solely the responsibility of the Seller and Tesco.

2.3              There shall be no less than 14 Transferring Employees.  The Transferring Employees shall comprise those 13 persons listed at Part 1 of Schedule 4 of this agreement, together with the Employee(s) selected on the following basis:

2.3.1                    the Purchaser shall, within ten working days of the signature of this agreement, provide the Seller and Tesco with details of no less than

1 Employee it has selected to become an additional Transferring Employee;

2.3.2                    the selection only of the editorial, community, administration and marketing employees who are Potentially Transferring Employees which are to comprise the additional Transferring Employees selected by the Purchaser under clause 2.3.1 above shall be carried out in accordance with Tesco’s normal redundancy selection criteria (in the form as provided to the Purchaser and set out in Schedule 8), save that the Purchaser shall not be required to apply the redundancy selection criteria to the Employees in the administration group;

2.3.3                    those Employees not selected by the Purchaser as Transferring Employees shall be the Excluded Employees and responsibility for the Excluded Employees shall be exclusively the Seller’s and Tesco’s; and

2.3.4                    if, in Tesco’s reasonable opinion, the selection process referred to in clause 2.3.2 above is not carried out in accordance with the Tesco redundancy selection criteria, Tesco may require the Purchaser to carry out a further selection process in accordance with clause 2.3.2; and

2.3.5                    Tesco shall provide accurate information to the Purchaser in relation to each Employee in the editorial, community, administration and marketing groups in respect of the redundancy selection criteria contained in Schedule 8 as soon as is reasonably practicable following the signature of this agreement (and in any event, no later than three working days following the signature of this agreement).

2.4              If, pursuant to clause 2.3.2, the Purchaser does not, in the reasonable opinion of Tesco, carry out a selection process in accordance with Tesco’s redundancy selection criteria, Tesco may (using the redundancy selection criteria) select the additional Transferring Employee from the marketing, editorial or community employees who are Potentially Transferring Employees (whose identity shall be consistent with the proviso in clause 2.3.2 above) to join those Transferring Employees listed at Part 1 of Schedule 4 of this agreement provided that the Purchaser shall be entitled to object (unless such objection is on grounds which may, in the reasonable opinion of Tesco, be contrary to UK employment legislation) to any employee identified as a Transferring Employee by the use of this process and require the Seller and/or Tesco to undergo a further selection process under which the Seller and Tesco shall take account of the Purchaser’s comments (unless such comments are on grounds which may, in the reasonable opinion of Tesco, be contrary to UK employment legislation) in relation to the operation of any further selection process.  The Purchaser shall notify Tesco of amendments to any list of Transferring Employees which are produced under this clause at any time up to Completion.  Nothing in this clause shall lead to a reduction in the number of Transferring Employees and Tesco’s selection of the Transferring Employees in accordance with the terms of this clause 2.4 shall be final and binding.

2.5              If one or more of the Employees selected to be a Transferring Employee objects to being transferred (“Objectors”), the Purchaser has the right to select such other person(s) in accordance with clauses 2.3.1 or 2.3.4 within five working days of becoming aware of such objection, to replace the Objector(s) as it considers appropriate.

2.6              The Seller and Tesco will each indemnify and keep the Purchaser indemnified against all losses, damages, reasonable legal expenses (on an indemnity basis), reasonable out of pocket costs, actions, awards and expenses which the Purchaser may suffer, sustain, incur or pay by reason or on account of or arising from any claim arising from any dismissals by the Seller or Tesco of any Excluded Employees as a result of the sale of the Business.

2.7              The Seller and Tesco shall each use reasonable endeavours to retain the services of each of the Transferring Employees to the intent that their respective contracts of employment shall be continued until Completion and then transferred to the Purchaser by virtue of the Transfer Regulations.

2.8              The Seller and Tesco will each indemnify and keep the Purchaser indemnified against all losses, damages, reasonable legal expenses (on an indemnity basis), reasonable out of pocket costs, actions, awards and expenses which the Purchaser may suffer, sustain, incur or pay by reason or on account of or arising from any claim (other than in relation to any act or omission which the Seller or Tesco is instructed to do by the Purchaser but including, without limitation, any claim on the basis that the redundancy Criteria in Schedule 8 is discriminatory) by all or any of the Transferring Employees or any other employee of the Seller or Tesco in respect of any fact, matter, fault, act or omission done or omitted to be done (“Acts”) by the Seller or Tesco (including the provision of information to the Purchaser under clause 2.3.5) arising prior to, or on, Completion by virtue of the Transfer

Regulations such Acts are deemed to be Acts of the Purchaser (other than any failure of the Purchaser to comply with Regulation 10 of the Transfer Regulations).  For the avoidance of doubt, this indemnity shall also apply to any claims by the Employees against the Purchaser arising out of a failure by the Seller or Tesco to comply with their obligations under the Employment Act 2002 (Dispute Resolution) Regulations 2004, whether such obligations arise before, on or after Completion and in relation to any failure by the Seller or Tesco properly to consult with the Employees as required by the Transfer Regulations (unless such failure arises out of the Purchaser’s failure to comply with regulation 10(3) of the Transfer Regulations).

2.9              The Seller and Tesco will each indemnify and keep the Purchaser indemnified against all losses, damages, reasonable legal expenses (on an indemnity basis), reasonable out of pocket costs, actions, awards and expenses (including, without limitation, costs relating to statutory redundancy payments, pay in lieu of notice payments, accrued but untaken holiday pay to date of termination payments and any contributions to independent legal advice regarding compromise agreements) which the Purchaser may suffer, sustain, incur or pay by reason or on account of or arising from any claim in relation to any termination of employment of any of the Excluded Employees as a result of the sale of the Business.

2.10            The Seller and Tesco will each be responsible for all outgoings in respect of the Transferring Employees (including, without limitation, salaries, national insurance contributions, pension contributions and pay as you earn remittances) up to Completion including those outgoings which may arise after Completion but be by reference to liability in respect of them incurred before Completion.

2.11            The Purchaser shall be responsible for all emoluments and outgoings in respect of the Transferring Employees from and including Completion.

2.12            If any contract of employment of any employee (other than a Transferring Employee) has effect after Completion as if originally made between the Purchaser and the employee concerned as a result of the application of the Transfer Regulations to the transaction contemplated by this agreement:

2.12.1                  the Purchaser may, upon becoming aware of any such transfer of any such contract or the assertion of such a transfer of such a contract, whichever is the later, terminate it forthwith; and

2.12.2                  each of the Seller and Tesco shall indemnify the Purchaser against all losses, damages, reasonable out of pocket costs, actions, awards,

expenses, any costs, claims and liabilities of any nature (including reasonable legal costs on an indemnity basis), arising out of such termination and/or arising out of any act, fault, or omission of the Seller and/or Tesco in relation to such employee prior to Completion and against any sums payable to, or on behalf of, such employee pursuant to his contract of employment in respect of such employment on or after Completion, subject to such termination by the Purchaser being carried out within fourteen days of it becoming aware that such person has claimed to transfer to it pursuant to the Employment Regulations (or such later time as directed by the Seller and/or Tesco) and subject to the Purchaser notifying the Seller and Tesco that such person has claimed to transfer to it as soon as is reasonably practicable (but no later than seven working days) after becoming aware that such person has claimed to transfer to it pursuant to the Employment Regulations.

2.13            The Purchaser shall indemnify the Seller and Tesco and keep the Seller and Tesco indemnified against all losses, damages, reasonable legal expenses (on an indemnity basis), reasonable out of pocket costs, actions, awards and expenses arising from:

2.13.1                  any act or omission by the Purchaser in respect of any Transferring Employee after Completion;

2.13.2                  a failure by the Purchaser to comply with its obligations under regulation 10(3) of the Employment Regulations; or

2.13.3                  a claim by a Transferring Employee who has objected to the transfer under regulation 5(4A) of the Employment Regulations in relation to an act or omission or proposed act or omission by the Purchaser on or after Completion.

2.14            In the event any tribunal claim and/or other proceedings being received to which the indemnities in this clause 2 relate the party benefiting from the indemnity shall do the following provided that all reasonable legal expenses (on an indemnity basis) of the Purchaser relating to it taking any action as follows are met by the Indemnifier as defined below and, in relation to clause 2.14.3 below, all reasonable legal expenses (on an indemnity basis) of the Purchaser which are incurred prior to the actions mentioned in that sub-clause are met by the Indemnifier:

2.14.1                  take such action as the party providing the indemnity (“the Indemnifier”) may reasonably request to avoid, dispute, resist, mitigate, compromise, defend or appeal against any claim for redundancy, unfair or wrongful dismissal, or any claim otherwise arising out of or in connection with the employment of any such employee, provided that the Purchaser is consulted in relation to any such action (unless, in the reasonable opinion of Tesco or the Seller, such consultation is not reasonably practicable);

2.14.2                  at the Indemnifier ‘s request delegate to it the conduct of any claim and/or proceedings (including without limitation those before an Employment Tribunal), provided that the Purchaser is consulted in relation to any material action in the conduct of the claim (unless, in the reasonable opinion of Tesco or the Seller, such consultation is not reasonably practicable); and

2.14.3                  permit the Indemnifier to instruct on its behalf such solicitors or other professional advisers as the Indemnifier sees fit and provide to those advisers instructions in accordance with and as directed by the Indemnifier.

2.15            Tesco and/or the Seller and the Purchaser shall give each other such assistance as either party may reasonably require in relation to contesting any claim by any Employee which arises from or in connection with this agreement.

3                 PRICE

3.1              The price for the Business (including the Business Assets) shall be £100,000 (the Purchase Price).

3.2              It is agreed that:

(a)           the Purchase Price shall be satisfied by payment in cash of the Purchase Price by the Purchaser to the Seller at Completion;

(b)           the Purchase Price shall be adopted for all tax reporting purposes; and

(c)           the Purchase Price shall be apportioned between the relevant Business Assets on the basis set out in column 2 of Part A of Schedule 2 and such apportionment shall be adopted for all tax reporting purposes.

4                 WARRANTIES

4.1              Each of the Seller and Tesco warrant (subject to clauses 4.6 and 4.7) to the Purchaser and INC as the date of this agreement in the terms of the warranties set out in Part A of Schedule 3 (the “Warranties”).

4.2              Each of the Purchaser and INC warrant to the Seller and Tesco as at the date of this agreement in the terms of the warranties set out in Part B of Schedule 3.

4.3              Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this agreement.

4.4              The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

4.5              The Seller undertakes to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this agreement which would cause any Warranty (if they were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Business.

4.6              The aggregate liability of the Seller and/or Tesco to make payment to the Purchaser and/or INC in respect of any Claim shall in no circumstances exceed £290,000, provided always that the aggregate liability of the Seller and/or Tesco to make payment to the Purchaser and/or Inc in respect of any Warranty Claim shall in no circumstances exceed £100,000 and if either the Seller and/or Tesco are required to pay or reimburse the Purchaser’s or INC’s fees or expenses, such costs shall be taken into account in determining whether the maximum aggregate liability in relation to Claims or Warranty Claims (as the case may be) would be exceeded.

4.7              Save to the extent that delay in recovery or process is the consequence of fraud or wilful misconduct by the Seller and/or Tesco, proceedings in relation to a Claim or a Warranty Claim shall not be brought against the Seller and/or Tesco unless written notice of a breach, identifying the provisions of this agreement which the Purchaser and/or INC alleges have been breached, is given to the Seller and/or Tesco (as the case may be) before the date 18 months from Completion.

4.8              The Purchaser may rescind this agreement at any time prior to Completion (but shall have no other recourse against the Seller or Tesco), by giving written notice to the Seller’s Solicitors, if the Seller and/or Tesco breaches any term of this agreement to a material extent or if any Warranty given by the Seller or Tesco is at any time prior to Completion either not true or accurate to a material extent, or is misleading to a material extent.

4.9              If the Seller or Tesco fails or is unable to perform any of their material obligations required to be performed by them on or before Completion, the Purchaser shall not be obliged to complete the sale and purchase of the Business and/or the Business Assets and may, in its absolute discretion, by written notice to the Seller at the time Completion would otherwise be due to take place:

4.9.1                    terminate this agreement, and neither party shall have any claim of any nature whatsoever against the other party under this agreement (save in respect of any rights and liabilities of the parties (or such persons) which have accrued before termination; or

4.9.2                    elect to defer Completion by not more than 10 Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 4.9 shall apply, mutatis mutandis, if the Seller and Tesco fail or are unable to perform any of their material obligations on such other date.

5                 COMPLETION

5.1              Subject to clause 5.3, completion shall take place at the offices of the Seller’s Solicitors, or such other place as the parties may agree, on the Business Day immediately following the satisfaction of the Conditions (the Completion Date).

5.2              On the Completion Date, each of the Seller, Tesco, the Purchaser and INC shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or the members of the Seller’s Group, Tesco’s Group or the Purchaser’s Group (as the case may be) in Schedule 5.

5.3              Completion is subject to:

5.3.1                    the form of the Business Premises Licence being agreed between the parties; and

5.3.2                    the finalisation of the consultation process pursuant to the Regulations in respect of the Employees.

5.4              The parties hereto shall use all reasonable endeavours to satisfy the Condition set out in paragraph 5.3.1 as soon as practicable and the Seller and Tesco shall use all reasonable endeavours to complete the Condition set out in paragraph 5.3.2 as soon as practicable.

5.5              If the Conditions are not fulfilled on or before the date 45 days after the date of this agreement (or such later date as the parties agree in writing), this agreement (other than clauses 13 and 14) shall cease to have effect but without prejudice to the rights of any party in respect of any breach of this agreement which has occurred before such date.

5.6              The parties may, by written agreement at any time prior to this agreement ceasing to have effect, waive any or all of the Conditions.

6                 CONTRACTS, ASSETS AND THIRD PARTY CONSENTS

6.1              Subject to the remaining provisions of this clause 6, the Purchaser undertakes to the Seller (for itself and on behalf of each of the Seller’s Affiliates) that it shall from Completion:

6.1.1                    carry out, perform and discharge all the obligations and liabilities created by or arising under the Business Contracts; and

6.1.2                    indemnify the Seller and each of its Affiliates against any and all Costs suffered or incurred by the Seller or any of its Affiliates as a result of any failure by it to carry out, perform and discharge those obligations and liabilities.

6.2              If the whole of, or any element of the benefit or burden of, any of the Business Contracts cannot be assigned or transferred to the Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (a Consent), the following provisions shall apply:

6.2.1                    the Seller shall use (or procure that the relevant member of the Seller’s Group uses) all reasonable endeavours with the co-operation of the Purchaser or relevant member of the Purchaser’s Group to procure by Completion a novation or Consent and the Purchaser shall provide or procure the provision of any information reasonably requested for that purpose by the person, firm or company concerned;

6.2.2                    if any such Consent or novation has not been procured by Completion, then unless and until the relevant Business Contract (or, as applicable, the relevant element of the benefit and burden of it (the Relevant Element)) is novated or assigned or any necessary Consent is obtained:

6.2.2.1               the obligation of the Seller to use all reasonable endeavours to procure the relevant novation or Consent shall continue to apply;

6.2.2.2               the transfer of that Business Contract (or, as the case may be, of the Relevant Element) shall not take effect and the Seller shall:

(a)           from Completion hold it on trust for the Purchaser absolutely (except to the extent that any of the rights under it are Excluded Assets) and, in the case of any Business Contract by which the Seller is licensed IPR, sub-licence to the Purchaser all rights, title and interest in such IPR to the extent possible under the relevant Business Contract; and

(b)           account for and pay or deliver to the Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Completion to the extent that they relate to such Business Contract or the Relevant Element (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

6.2.2.3               in the case of any Business Contract, the Purchaser shall:

(a)           perform (as the sub-contractor or agent of the Seller) all or, as the case may be, the Relevant Element of the obligations of the Seller under the Business Contract to be discharged after Completion (to the extent that such sub-contracting is permissible and lawful under the Business Contract); and

(b)           indemnify the Seller against any and all Costs suffered or incurred as a result of any failure on the part of the Purchaser to perform those obligations (provided that such indemnity shall not be enforceable by the Seller for so long as it is in breach of its obligations under this clause 6.2; and

6.2.2.4               the Seller shall, from Completion, give all reasonable assistance to the Purchaser (at the Purchaser’s written request and sole expense) to enable the Purchaser to enforce its rights under the Business Contract or, as the case may be, the Relevant Element, provided that no member of the Seller’s Group shall be obliged to make any commitment or become involved in or threaten any legal action nor shall it be obliged to make any payment (in money or money’s worth) under this sub-paragraph 6.2.2.4 unless it has first been paid the amount concerned by the Purchaser.

6.3              Without limiting the other provisions of this clause 6, if:

6.3.1                    under the terms of any particular Business Contract, the Purchaser is neither permitted to perform the Seller’s obligations as sub-contractor nor permitted to perform them as agent; or

6.3.2                    any necessary Consent is not obtained within six months after the Completion Date or is refused and the procedure set out in this clause 6 does not enable the full benefit of any Business Contract to be enjoyed by the Purchaser or another member of the Purchaser’s Group after the Completion Date, then the Seller and the Purchaser shall use all reasonable endeavours to achieve an alternative solution pursuant to which the Purchaser shall receive the full benefit of the relevant Business Contract and assume the associated obligations.

6.4              Without prejudice to any other rights of the Purchaser under this agreement, if any right, claim, asset, contract or shareholding which does not form part of the Business has been transferred to or becomes owned by the Purchaser’s Group as a result of the transactions carried out pursuant to this agreement, the Seller may give written notice to the Purchaser of the same at any time in the six months following Completion.  If such notice is given:

6.4.1                    the Purchaser shall, as soon as practicable, transfer (or procure the transfer of) such right, claim, asset, contract or shareholding (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Purchaser’s Group as a result of holding such right, claim, asset, contract or shareholding since Completion) to such person as the Seller shall direct (provided it is a member of the Seller’s Group) on terms that no consideration is payable by any person for such transfer;

6.4.2                    the Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purposes of paragraph 6.4.1 of this clause 6.4; and

6.4.3                    the Seller undertakes to indemnify the Purchaser against the costs suffered or incurred by the Purchaser in relation to such transfer or as a result of holding such right, claim, asset, contract or shareholding for the period from Completion until transferred to such person as the Seller directs.

6.5              Without prejudice to any other rights of the Purchaser under this agreement, if any right, claim, asset, contract or shareholding which forms part of the Business (other than an Excluded Asset) has not been transferred to or become owned by the Purchaser’s Group as a result of the transactions carried out pursuant to this agreement, the Purchaser may give written notice to the Seller at any time in the six months following Completion.  If such notice is given:

6.5.1                    the Seller shall, as soon as practicable, transfer (or procure the transfer of) such right, claim, asset, contract or shareholding (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Seller’s Group as a result of holding such right, claim, asset, contract or shareholding since Completion) to such person as the Purchaser shall direct (provided that it is a member of the Purchaser’s Group) on terms that no consideration is payable by any member of the Purchaser’s Group for such transfer; and

6.5.2                    the Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purposes of paragraph 6.5.1 of this clause 6.5.

7                 ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

7.1              The Purchaser undertakes with the Seller that it shall, from Completion:

7.1.1                    duly and properly perform, assume and pay and discharge when due any and all Assumed Liabilities; and

7.1.2                    indemnify and hold harmless the Seller and each of its Affiliates against any and all Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of or relating to any such Assumed Liabilities.

7.2              Nothing in this agreement shall make the Purchaser assume any liability for:

7.2.1                    any indebtedness of the Seller outstanding at the close of business on Completion; or

7.2.2                    any breach of contract, negligence, breach of duty or other circumstance giving rise to liability to any third party which is attributable to any act, neglect or default of the Seller in the course of the Business prior to Completion.

7.3              The Seller undertakes with the Purchaser that it shall:

7.3.1                    duly and properly perform, assume and pay and discharge when due any and all Excluded Liabilities; and

7.3.2                    indemnify and hold harmless the Purchaser and each of its Affiliates against any and all Excluded Liabilities and any and all Costs suffered or incurred by any of them as a result of or relating to any such Excluded Liabilities.

7.4              The Purchaser undertakes with the Seller that, at any time and from time to time after Completion, it will, at the cost of the Purchaser, execute and deliver all such further documents of assumption and acknowledgement and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller’s Group from any Assumed Liabilities or the assumption by the Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller’s Group (in each case on a non-recourse basis to any member of the Seller’s Group).

8                 APPORTIONMENTS

8.1              All periodical charges and outgoings attributable to the Business and which are not otherwise provided for pursuant to the terms of the Business Premises Licence shall be apportioned on a time basis so that that part of the relevant charges attributable to the period ending on (and including) the Completion Date shall be borne by Seller (or, in the case of the Employees, Tesco) and such part of the relevant charges attributable to the period commencing on the day following the Completion Date shall be borne by the Purchaser.

8.2              Prepayments and payments in advance made to the Seller on or before the Completion Date in respect of services to be supplied by the Purchaser after the Completion Date shall be payable by the Seller to the Purchaser and prepayments and payments in advance made by the Seller in respect of services contracted for but not rendered in connection with the Business prior to the Completion Date shall be refundable by the Purchaser to the Seller.

8.3              The Seller shall cause a draft Apportionment Schedule relating to the items in clauses 8.1 and 8.2 to be prepared and available within 15 Business Days of Completion.  All amounts included in the Apportionment Schedule shall be exclusive of VAT (if any).

8.4              The Seller, Tesco, the Purchaser and INC shall use all reasonable endeavours to agree the draft Apportionment Schedule within five Business Days after its preparation.

9                 BOOK DEBTS

9.1              The Book Debts (if any) are excluded from the sale and the Purchaser will direct customers of the Business who, after Completion, seek to discharge the same to pay the same to the Seller at the address of the Seller set out in clause 18.

9.2              Notwithstanding clause 9.1, if for any reason, a debtor of the Business repays a Book Debt after Completion by making a payment to the Purchaser, the Purchaser shall, without delay, transfer that money to the Seller’s Bank Account and provide the Seller with sufficient written details to allow the Seller to identify the debt paid.

10               VAT

10.1            The Seller and the Purchaser acknowledge that, in mutual reliance on each other’s warranties in this clause, the sale and purchase of the Business will constitute the transfer of a business (or part of a business) as a going concern (“TOGC”) for the purposes of article 5 of the Value Added Tax (Special Provisions) Order 1995.

10.2            The Seller and the Purchaser shall use all reasonable endeavours to ensure that the sale of the Business is treated as a TOGC and accordingly:

10.2.1                  the Seller and the Purchaser shall (when required to do so) give notice of such sale to H.M. Customs & Excise (“Customs”) pursuant to paragraph 11 of Schedule 1 of the Value Added Tax Act 1994 or as otherwise required by law; and

10.2.2                  the Purchaser and the Seller intend that the Seller shall retain the records relating to the Business which are required to be preserved under paragraph 6 Schedule 11 Value Added Tax Act 1994 (“VATA”) and referred to in section 49 VATA (the “Records”).  The Seller has applied to Customs under section 49(1)(b) VATA for a direction that the Seller may preserve the Records.  If Customs do not grant a direction that the Seller may preserve the Records, the Seller shall preserve the Records on behalf of the Purchaser; and

10.2.3                  the Seller shall:

10.2.3.1             preserve the Records in the United Kingdom for the period required by law;

10.2.3.2             for so long as it preserves the Records, permit the Purchaser reasonable access to them to inspect or make copies of them; and

10.2.3.3             not at any time cease to preserve the Records without giving the Purchaser a reasonable opportunity to inspect and remove such of the Records as the Purchaser wishes.

10.3            The Seller warrants to the Purchaser that it is registered for the purposes of VAT under registration number 220 4302 31.

10.4            The Purchaser warrants to the Seller that:

10.4.1                  it will become a taxable person (as defined in section 3(1) VATA) for the purposes of VAT as result of acquiring and carrying on the Business after Completion and will apply promptly, after Completion, to become registered for VAT;

10.4.2                  within 10 Business Days of receipt of the same, it shall provide the Seller with a copy of its VAT registration certificate and if such certificate has not been received by the Purchaser within one month of the Completion Date, the Purchaser shall provide the Seller with a written update of the status of its VAT registration application;

10.4.3                  it is not party to this agreement as a trustee or nominee or agent for any other person; and

10.4.4                  it intends to use the Business Assets after Completion in carrying on the on-line women-oriented magazine and web portal business known as iVillage.co.uk.

10.5            If Customs determine that the sale and purchase of the Business is not to be treated as a TOGC, the Seller will at Completion or, if later, following the determination of Customs provide a valid VAT invoice to the Purchaser for the Purchase Price and the VAT chargeable thereon and the Purchaser will pay such amount of VAT to the Seller on the later of 10 Business Days after the date on which the Seller provides the Purchaser with a valid VAT invoice and seven days before the Seller is obliged to account for the same to Customs.

10.6            Where there is a breach of the warranties given by the Purchaser at clause 10.4 and VAT is chargeable on the Purchase Price (or any part thereof) after Completion, the Purchaser shall indemnify the Seller on an after tax basis against all interest, surcharges and penalties incurred by the Seller in respect of VAT arising as a result of the Purchaser’s breach.

11               CO-OPERATION

11.1            Pending Completion, the Seller shall:

11.1.1                  cause the Business to be conducted only in the ordinary and usual course;

11.1.2                  take all reasonable steps to preserve and protect the Business Assets;

11.1.3                  not do, allow or procure any act or omission which would constitute a breach of any of the warranties in this agreement if they were given on or at any time before Completion by reference to the facts and circumstances then existing;

11.1.4                  make prompt disclosure to the Purchaser of all relevant information which comes to the notice of the Seller in relation to any fact or matter (whether existing on or before the date of this agreement or arising afterwards) which may constitute a breach of any of the warranties if they were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

11.1.5                  ensure that no change is made in terms of employment, including pension fund commitments, by the Seller (other than those required by law) which could increase the total staff costs of the Transferring Employees by more than £1,000 per annum; and

11.1.6                  ensure that no action is taken by Tesco and/or any member of the Seller’s Group which is inconsistent with the provisions of this agreement or the consummation of the transactions contemplated by this agreement.

11.2            Pending Completion, the Seller shall consult fully with the Purchaser in relation to any matters which may have a material effect upon the Business and, without the prior consent of the Purchaser, the Seller shall not in relation to the Business:

11.2.1                  enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the Business;

11.2.2                  agree to any variation of any existing contract which is or is reasonably likely to be prejudicial to the Business;

11.2.3                  (whether in the ordinary and usual course of business or otherwise) dispose of, or agree to dispose of, any asset having a value in excess of £100; or

11.2.4                  enter into any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

11.3            Within 50 days of Completion, the Seller undertakes that, to the extent that the Purchaser is required to do so for the purpose of complying with its legal obligations, it shall procure the preparation of audited accounts of the Company for the period ended 28 February 2005 (the “2005 Audit”) on the basis of the audited accounts of the previous financial year of the Company and shall thereafter, having been secured against all relevant costs by the Purchaser, provide reasonable assistance to the Purchaser and its auditors for the purposes of (a) enabling the Purchaser’s auditors to prepare accounts based on the 2005 Audit but which comply with the requirements of the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for audited financial statements (including procuring that its auditors, upon receipt of a hold harmless undertaking in terms satisfactory to them, provide access the working papers prepared by them in connection with the 2005 Audit) and (b) enabling INC to file with the SEC, within 75 days of Completion, a Form 8-K report containing such financial statements.

12               PAYMENTS

12.1            Any payment to be made to the Seller or Tesco (as the case may be) pursuant to this agreement by the Purchaser shall be made to the Seller’s Bank Account in immediately available funds by electronic transfer in sterling on the due date for payment, or such other account as the Seller or Tesco (as the case may be) shall nominate in writing.  The Seller agrees to pay each member of the Seller’s Group that part of each payment to which it is entitled.  Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Purchaser or any member of the Purchaser’s Group to pay such sums to the Seller or a member of the Seller’s Group, as the case may be, and neither the Purchaser nor any member of the Purchaser’s Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

12.2            Any payment to be made pursuant to this agreement by the Seller, Tesco or any member of the Seller’s Group shall be made to the Purchaser’s Bank Account in immediately available funds by electronic transfer in sterling on the due date for payment, or such other account as the Purchaser shall nominate in writing.  The Purchaser agrees to pay each member of the Purchaser’s Group that part of each payment to which it is entitled.  Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Seller, Tesco or any member of the Seller’s Group to pay such sums to the Purchaser or a member of the Purchaser’s Group, as the case may be, and neither the Seller nor any member of the Seller’s Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

12.3            If any sum due for payment under or in accordance with this agreement is not paid on the due date (the Due Date), the person in default shall pay Default Interest on that sum (the Due Sum) from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

13               CONFIDENTIALITY

13.1            For the purposes of this clause 13:

13.1.1                  Confidential Information means:

13.1.1.1             (in relation to the obligations of the Purchaser under this clause 13) any information received or held by the Purchaser (or any of its Representatives) where such information relates to the Seller’s Group or, prior to Completion, the Business; or

13.1.1.2             (in relation to the obligations of the Seller and/or Tesco (as the case may be) under this clause 13) any information received or held by the Seller, Tesco (or any of their Representatives) where such information relates to the Purchaser’s and/or INC’s Group and (for the avoidance of doubt following Completion) the Business; and

13.1.1.3             information relating to the provisions and subject matter of, and negotiations leading to, this agreement and the other Transaction Documents,

and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means;

13.1.2                  Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

13.2            Each of the parties undertake that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause 13 or with the prior written approval of the other party.

13.3            The confidentiality obligation under clause 13.2 shall not apply if and to the extent that the Seller, Tesco, the Purchaser or INC (as the case may be) can demonstrate that:

13.3.1                  such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction (provided that, in such circumstances, the discompletion party shall first inform the Purchaser and INC or the Seller and Tesco (as applicable) of its intention to disclose such information and take into account the reasonable comments of the other party);

13.3.2                  the Confidential Information concerned was lawfully in the relevant party’s possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in clause 13.2;

13.3.3                  the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 13.3;

13.3.4                  the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this agreement or any other Transaction Document.

13.4            Each of the parties undertake that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this agreement or the other Transaction Documents and only if the Representatives are informed of the confidential nature of the Confidential Information.

13.5            If this agreement is terminated in accordance with its terms, each of the Purchaser and INC on the one hand and the Seller and Tesco on the other, shall as soon as practicable on request by the other party:

13.5.1                  return to such other party all written documents and other materials relating to such party or any business or the subject matter of this agreement (including any Confidential Information) which have been provided to such party (or its Representatives) without keeping any copies thereof;

13.5.2                  destroy all information or other documents derived from such Confidential Information; and

13.5.3                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

13.6            The provisions of this clause 13 shall survive termination and/or Completion of this agreement.

14               ANNOUNCEMENTS

No announcement shall be made in relation to this agreement, except for the announcement in the Agreed Form or as specifically agreed between the parties in writing unless (and to the extent only that) an announcement is required by law, by a rule of a listing authority or a stock exchange on which the securities of any member of the party’s Group are listed or traded or by a governmental authority to which any member of the party’s Group is subject or submits, provided that the party making the announcement shall have first consulted on the content and timing and taken in to account the reasonable requirements of the other party unless such prior consultation will give rise to any member of the Purchaser’s Group being in breach of its legal or regulatory obligations.

15               ASSIGNMENT

15.1            Each of the parties agrees that the benefit of this agreement may be assigned (in whole or in part) by the Seller, Tesco, the Purchaser or INC to any other member of the Seller’s, Tesco’s, the Purchaser’s or INC’s Group respectively as if it were the Seller, Tesco, the Purchaser or INC (as the case may be) under this agreement provided that if any such assignee subsequently ceases to be a member of the Seller’s, Tesco’s, the Purchaser’s or INC’s Group (as the case may be), the Seller, Tesco, the Purchaser or INC (as the case may be) shall procure that before it so ceases it shall re-assign that benefit to the Seller, Tesco, the Purchaser or INC or to another continuing member of the Seller’s, Tesco’s, the Purchaser’s or INC’s Group (as the case may be).

15.2            The parties acknowledge and agree that if any party assigns the benefit of this agreement in whole or in part to any other member of other parties’ Group (as the case may be) in accordance with this clause 15, the liabilities of the members of the Seller’s, Tesco’s, the Purchaser’s and INC’s Group under this agreement or any other Transaction Document shall be no greater than such liabilities would have been had the assignment not occurred.

15.3            Except as provided in clause 15.1, no party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

15.4            Any purported assignment in contravention of this clause 15 shall be void.

16               FURTHER ASSURANCES

16.1            Each of the Seller, Tesco, the Purchaser and INC agrees to execute (or procure the execution of) such further documents as may be required by law or as may be necessary to implement and give effect to this agreement.

16.2            In the absence of specific agreement to the contrary, each party shall be responsible for its own costs and expenses (including, for the avoidance of doubt, those of its Affiliates) incurred in giving effect to the provisions of clause 16.1.

17               COSTS

17.1            Subject to clause 17.2 and except as otherwise provided in this agreement, each of the Seller, Tesco, the Purchaser and INC shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the negotiation, preparation, entering into and completion of this agreement and the other Transaction Documents.

17.2            The Purchaser, INC or their Affiliates shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax and any other transfer taxes arising as a result, or in consequence, of this agreement or of any of the other Transaction Documents or of their respective implementation.

18               NOTICES

18.1            Any notice or other communication to be given by either party to the other party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it.  It shall be served by sending it by fax to the number set out in clause 18.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 18.2 and in each case marked for the attention of the relevant party set out in clause 18.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 18).  Any notice so served by hand, fax or post shall be deemed to have been duly given:

18.1.1                  in the case of delivery by hand, when delivered;

18.1.2                  in the case of fax, at the time of transmission;

18.1.3                  in the case of prepaid recorded delivery, special delivery or registered post, at 10 a.m. on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 5p.m. on a Business Day or at any time on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.

References to time in this clause are to local time at the address to which the relevant notice is sent.

18.2            The addresses and fax numbers of the parties for the purpose of clause 18.1 are as follows:

Seller

Address: Tesco House, Delamare Road, Cheshunt, Waltham Cross, Hertfordshire EN8 9SL

Fax: 01992 644385

For the attention of: The Company Secretary

Tesco

Address: Tesco House, Delamare Road, Cheshunt, Waltham Cross, Hertfordshire EN8 9SL

Fax: 01992 644385

For the attention of: The Company Secretary

Purchaser

Address: c/o iVillage Inc., 500 Seventh Avenue, New York, NY 10018, USA

Fax: +1 212 600 6570 (email: selkes@mail.ivillage.com)

For the attention of: Steve Elkes, CFO and Secretary

With a copy to:

Address:  Orrick, Herrington & Sutcliffe, Tower 42, 25 Old Broad Street, London EC2N 1HQ, UK.

Fax: +44 207 422 4610 (email: rmoudiotis@orrick.com)

For the attention of: Richard Moudiotis

INC

Address: 500 Seventh Avenue, New York, NY 10018, USA

Fax: +1 212 600 6570 (email: selkes@mail.ivillage.com)

For the attention of: Steve Elkes, CFO and Secretary

With a copy to:

Address:  Orrick, Herrington & Sutcliffe, The Orrick Building, 405 Howard Street, San Francisco, CA 94105

Fax: +1 415-773-5759 (email: rsmith@orrick.com)

For the attention of: Richard Vernon Smith

18.3            A party may notify any other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 18, provided that such notice shall only be effective on:

18.3.1                  the date specified in the notice as the date on which the change is to take place;  or

18.3.2                  if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

18.4            In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause 18 (or as otherwise notified under it).

18.5            The parties agree that the provisions of this clause 18 shall not apply to the service of any claim form, application notice, order or judgment.

18.6            All notices, demands, requests, statements, certificates or other communications under this agreement shall be in English unless otherwise agreed in writing.

19               ENTIRE AGREEMENT

19.1            This agreement and the other Transaction Documents together set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Business.  This agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Business which shall cease to have any further force or effect.  It is agreed that:

19.1.1                  no party has entered into this agreement or any other Transaction Document in reliance upon, nor shall any party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of any other party (or any of its Connected Persons) which is not expressly set out in this agreement or any other Transaction Document; and

19.1.2                  the only right or remedy of a party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this agreement or any other Transaction Document shall be for breach of this agreement or the relevant Transaction Document to the exclusion of all other rights and remedies, provided that this clause 19 shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

19.2            The agreements and undertakings in this clause 19 are given by each party on its own behalf and as agent for each of its Connected Persons.  Each party acknowledges that the other party gives such agreements and undertakings as agent with the full knowledge and authority of each of is respective Connected Persons.  For the purpose of this clause, Connected Persons means (in relation to the Seller, Tesco, the Purchaser or INC) the officers, employees, agents and advisers of that party or any of its Affiliates.

20               WAIVERS, RIGHTS AND REMEDIES

Except as otherwise provided in this agreement, no failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this agreement or any of the Transaction Documents shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

21               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

21.1            Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

21.2            The parties may rescind or vary this agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

22               GENERAL

22.1            This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

22.2            No amendment, variation or waiver of this agreement (or of any of the other Transaction Documents) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.  The expression variation shall include any variation, supplement, deletion or replacement howsoever effected.  Unless expressly agreed, no variation shall constitute a general waiver of any provision of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this agreement shall remain in full force and effect except and only to the extent that they are so varied.

22.3            Each of the provisions of this agreement and the other Transaction Documents is severable.  If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

22.3.1                  so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this agreement or the relevant Transaction Document (or of the provisions of this agreement or that Transaction Document in any other jurisdiction); and

22.3.2                  the parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions satisfactory to any relevant competent authority but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

23               INTERPRETATION

23.1            Words and expressions used in this agreement shall have the meanings set out in Schedule 6 unless the context requires otherwise.

23.2            The Schedules comprise schedules to this agreement and form part of this agreement.

24               GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

24.1            This agreement and the legal relationships established by or otherwise arising in connection with this agreement shall be governed by, and interpreted in accordance with, English law.

24.2            Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this agreement or otherwise arising in connection with this agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

24.3            Each party irrevocably waives any objections to the jurisdiction of any court referred to in this clause.

24.4            Each party to this agreement irrevocably agrees that a judgment or order of any court referred to in this clause in connection with this agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

25               TESCO GUARANTEE

25.1            In consideration of the Purchaser and INC entering into this agreement, Tesco unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Seller of all its obligations under or pursuant to this agreement (and any other documents of transfer or otherwise or obligations entered or to be entered into according to the terms of this agreement).

25.2            Tesco’s liability under this agreement shall not be discharged or impaired by:

25.2.1                  any amendment to or variation of this agreement, or any waiver of or departure from its terms by the Purchaser, INC and the Seller, or any assignment of it or any part of it, or any document entered into under this agreement;

25.2.2                  any release of, or granting of time or other indulgence to, the Seller or any third party, or the existence or validity of any other security taken by the Purchaser and/or INC in relation to this agreement or any enforcement of or failure to enforce or the release of any such security;

25.2.3                  any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Seller or any other person (or any act taken by the Purchaser and/or INC in relation to any such event); or

25.2.4                  any other act, event, neglect or omission whatsoever (whether or not known to the Seller, the Purchaser, INC or Tesco) which would or might (but for this clause) operate to impair or discharge Tesco’s liability under this clause or any obligation of the Seller or to afford Tesco or the Seller any legal or equitable defence.

26               INC GUARANTEE

26.1            In consideration of the Seller and Tesco entering into this agreement, INC unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Purchaser of all its obligations under or pursuant to this agreement (and any other documents of transfer or otherwise or obligations entered or to be entered into according to the terms of this agreement).

26.2            INC’s liability under this agreement shall not be discharged or impaired by:

26.2.1                  any amendment to or variation of this agreement, or any waiver of or departure from its terms by the Seller, Tesco and the Purchaser, or any assignment of it or any part of it, or any document entered into under this agreement;

26.2.2                  any release of, or granting of time or other indulgence to, the Purchaser or any third party, or the existence or validity of any other security taken by the Seller and/or Tesco in relation to this agreement or any enforcement of or failure to enforce or the release of any such security;

26.2.3                  any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Purchaser or any other person (or any act taken by the Seller and/or Tesco in relation to any such event); or

26.2.4                  any other act, event, neglect or omission whatsoever (whether or not known to the Seller, the Purchaser, INC or Tesco) which would or might (but for this clause) operate to impair or discharge INC’s liability under this clause or any obligation of the Purchaser or to afford INC or the Purchaser any legal or equitable defence.

AS WITNESS this agreement has been signed on behalf of the parties on the date hereof.

SCHEDULE 1

the BUSINESS

Part A :
Categories of Business Assets

The Business includes, but is not limited to, the following Business Assets (but excludes the Excluded Assets):

1                 the benefit of the Business Contracts;

2                 the Business Information;

3                 the Employee Records;

4                 the Goodwill;

5                 the Transferring IPR; and

6                 the IT Systems.

Part B : Excluded Assets

1                 Any cash in hand or at bank (whether on current or on deposit account) or bills receivable relating to the Business, including uncleared cheques held at the Completion Date.

2                 The Book Debts.

3                 The Motor Vehicles.

4                 The Business Premises.

5                 Any amount recoverable in respect of Tax which relates to the carrying on of the Business prior to Completion.

6                 The Business Movables.

7                 The Excluded IT Systems.

8                 The Excluded IPR.

9                 The Tesco Company Loans.

10               Any accrued losses of the Business or the Seller prior to Completion.

Part E :Transferring IPR

1                 All such Severable Improvements and New Developments (each as defined in the Licence) not directly related to the Seller’s or Tesco’s on-line proprietary shopping mechanism.

2                 The URL and domain name www.ivillagediet.co.uk.

SCHEDULE 3

Part A

SELLER WARRANTIES

1                 Seller and Business

1.1              Each of the Seller and Tesco is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this agreement.

1.2              Each of the Seller and Tesco has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this agreement and any other Transaction Document to which it is (or is proposed to be) a party.

1.3              This agreement and the Transaction Documents which are to be entered into by a member of the Seller’s Group will, when executed, constitute valid and binding obligations of the relevant member of the Seller’s Group.

1.4              Entry into and performance by each member of the Seller’s Group of this agreement and/or any Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction in any way that would materially adversely affect its ability to enter into or perform its obligations under this agreement and/or any Transaction Document to which it is a party.

1.5              Neither entry into this agreement nor entry into, and implementation of, the Proposed Transactions will:

1.5.1                    result in violation or breach of any applicable laws or regulations in any relevant jurisdiction;

1.5.2                    amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction; or

1.5.3                    result in a breach of, or give rise to a default under, any contract or other instrument,

by any member of the Seller’s Group, which, in each case, would materially and adversely affect its ability to enter into or perform its obligations under this agreement and/or any Transaction Document to which it is a party.

1.6              The Seller has full and unrestricted right, title and authority to sell to the Purchaser the full legal and beneficial ownership of the Business as detailed in Schedule 1 free from all encumbrances.

1.7              The Management Accounts have been prepared with due care and attention, from the records of the Seller and on a basis consistent with and using the same policies as the audited accounts of the Seller made up to 28 February 2004 and, to the best knowledge of the Seller and Tesco, give a materially accurate view for the period to which the Management Accounts relate, taking into account the purpose for which they were prepared.

1.8              To the best knowledge of the Seller and Tesco, the information supplied by the Seller and Tesco to the Purchaser in relation to the Business Contracts is materially accurate and complete.

1.9              To the best knowledge of the Seller and Tesco, the Business Assets but excluding, for the avoidance of doubt, the Excluded Assets, comprise all of the material assets, rights, facilities and services, reasonably necessary for the carrying on of the Business, in all material respects, in the same manner in which it is presently carried on.

1.10            To the best knowledge of the Seller and Tesco, there are no claims or actions pending or threatened in relation to the Business, nor is the Seller involved in any litigation, arbitration, prosecution or other legal proceedings in relation to the Business, reasonably likely to have material adverse effect on the Business.

1.11            To the best knowledge of the Seller and Tesco, the Seller has complied with the Data Protection Act 1998, in all material respects.

PART B

PURCHASER WARRANTIES

1.             Each of the Purchaser and INC is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this agreement.

2.             Each of the Purchaser and INC has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this agreement and any other Transaction Document to which it is (or is proposed to be) a party.

3.             This agreement and the Transaction Documents which are to be entered into by a member of the Purchaser’s or INC’s Group will, when executed, constitute valid and binding obligations of the relevant member of the Purchaser’s or INC’s Group.

4.             Entry into and performance by each member of the Purchaser’s or INC’s Group of this agreement and/or any Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction in any way that would materially adversely affect its ability to enter into or perform its obligations under this agreement and/or any Transaction Document to which it is a party.

5.             Neither entry into this agreement nor entry into, and implementation of, the Proposed Transactions will:

5.1           result in violation or breach of any applicable laws or regulations in any relevant jurisdiction;

5.2           amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction; or

5.3           result in a breach of, or give rise to a default under, any contract or other instrument, by any member of the Purchaser’s or INC’s Group, which, in each case, would materially and adversely affect its ability to enter into or perform its obligations under this agreement and/or any Transaction Document to which it is a party.

SCHEDULE 5

COMPLETION ARRANGEMENTS

1.                Seller Obligations

1.1              At Completion, the Seller shall deliver or procure that there is delivered to the Purchaser or INC (or made available to the Purchaser’s or INC’s reasonable satisfaction):

1.1.1                    a duly executed assignment of the Transferring IPR in the Agreed Form from the Seller to the Purchaser;

1.1.2                    a duly executed domain name transfer document in respect of the www.ivillagediet.co.uk in favour of the Purchaser;

1.1.3                    a duly executed copy of the Licence Termination in the Agreed Form;

1.1.4                    the Business Information;

1.1.5                    such of the Business Contracts and other original documents as are in the possession of or under the control of the Seller in relation thereto; and

1.1.6                    all other property agreed to be sold pursuant to this agreement which is capable of transfer by delivery and insofar as the Purchaser agrees that it is not practical for such assets to be physically delivered at Completion they shall be made available for collection by or on behalf of the Purchaser at the location at which they are stored, used or situated whereupon such assets shall be deemed to be delivered and the Seller shall do such other things as the Purchaser may reasonably require to enable the Purchaser to take possession or control of them.

1.2              At Completion, the Seller shall change its name so as to exclude the word/name ‘iVillage’ therefrom and shall not thereafter change its name so as to include such word/name or trade under a name which includes such word/name or any similar word/name and the Seller shall provide the Purchaser with a certified true copy of the special resolution changing the name of the Seller and, within 21 days of the Completion Date, with a copy of the certificate of incorporation on change of name of the Seller.

2                 Tesco’s Obligations

2.1              At Completion, Tesco shall deliver or procure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

2.1.1                    its records of National Insurance and Pay As You Earn relating to all of the Employees made up to the Completion Date;

2.1.2                    the Employee Records; and

2.1.3                    a duly executed copy of the Business Premises Licence.

3                 Purchaser Obligations

3.1              At Completion, the Purchaser shall:

3.1.1                    pay to the Seller the Purchase Price in accordance with clause 3.2(a); and

3.1.2                    deliver or procure the delivery to the Seller of a duly executed copy of the Business Premises Licence.

4                 INC Obligations

4.1              At Completion, INC shall deliver or procure the delivery to the Seller of a duly executed copy of the Deed of Termination.

5                 General

5.1              Simultaneously with:

5.1.1                    delivery of all documents and items required to be delivered at Completion (or waiver of the delivery thereof by the person entitled to receive the relevant document or item); and

5.1.2                    receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Purchase Price,

the documents and items delivered in accordance with this Schedule 5 shall cease to be held to the order of the person delivering the same and Completion shall be deemed to have taken place.

5.2              Save as otherwise provided in this Schedule 5, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

SCHEDULE 6

INTERPRETATION

In this agreement, the following words and expressions shall have the following meanings:

Accounts Date means 28 February 2004;

Affiliate means in relation to any party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Seller and the Purchaser);

Assumed Liabilities means all Liabilities (including trade creditors) relating to the Business and/or the Business Assets incurred, accrued or arising after Completion;

Book Debts means the trade debts owed to, or other amounts received or receivable by, the Seller at the Completion Date (whether or not yet invoiced) in connection with the Business;

Business means the on-line women oriented magazine and web portal business carried on by the Seller at the Business Premises as at Completion and known as iVillage.co.uk;

Business Assets means all the property, undertaking, rights and assets of the Seller relating exclusively or predominantly to the Business, including any assets falling into the categories of assets set out in Part A of Schedule 1 but excluding the Excluded Assets;

Business Contracts means all the contracts, engagements, licences, guarantees and other commitments relating to the Business entered into or undertaken by or on behalf of or the benefit of which is held on trust for or has been assigned to the Seller prior to Completion which in any case are current or unperformed or in respect of which the Seller has any rights, liabilities or obligations as at Completion and which are listed in Part D of Schedule 1 (but excluding the Licence and agreements, leases or other documents relating to ownership or occupation of Business Premises);

Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal banking business or, if applicable to an entity incorporated in a jurisdiction other than the United Kingdom, open for the transaction of normal banking business in that jurisdiction;

Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller;

Business Information means all books and records and all information (including all forms of computer or machine readable material containing information, know-how, techniques, data, formulae, customer and supplier lists, creditor information, marketing and promotional information and business plans) which relates exclusively or predominantly to the Business including, for the avoidance of doubt, all database information owned or used by the Business for the purpose of newsletter subscriptions and marketing permissions, but excluding the statutory and accounting records of the Seller and the Excluded Assets;

Business Liabilities means all Liabilities of the Seller (including trade creditors) to the extent that they relate to the Business and/or the Business Assets arising before or referable to the period prior to Completion and, in each case, to the extent that they have not been satisfied or otherwise discharged on Completion;

Business Movables means the loose plant and machinery, fittings, furniture and furnishings, tools, and other movable equipment used in or in connection with the Business, but excluding the personal property of any employees or customers of the Business and the IT Systems;

Business Premises means part (top floor) of Cirrus Building C, Falcon Way, Shire Park, Welwyn Garden City, Hertfordshire AL7 1ZR which is used by the Seller for the purposes of the Business;

Business Premises Licence means the licence in the form to be agreed in accordance with clause 5.3 in relation to the Business Premises to be entered into between Tesco and the Purchaser, the principal terms of which are set out in Schedule 7;

Claim means any claim under this agreement including any claim under the indemnities and/or a Warranty Claim;

Completion means close of business (London time) on the day of completion of the sale and purchase of the Business and the Business Assets in accordance with the provisions of this agreement;

Completion Date has the meaning given in clause 15.1;

Completion Documents means the documents set out in Schedule 5;

Conditions means the conditions to Completion in clause 5.3;

Confidential Information has the meaning given in clause 13;

Consent has the meaning given in clause 6.2;

Consultation Period means the 30 day period of employee consultation required under the Transfer Regulations and terms of the Tesco Group’s employee relationship agreement;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Default Interest means the base rate of Barclays Bank plc from time to time plus one per cent.;

Due Date has the meaning given in clause 12.3;

Due Sum has the meaning given in clause 12.3;

Employee Records means the records of employment of the Transferring Employees including details of the employment start dates, terms and conditions of employment, remuneration and disciplinary records of the same;

Employees means all of the employees of Tesco and/or the Seller who work for more than 50 per cent. of their working time in the Business;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Excluded Assets means those properties, rights and assets relating to the Business listed in Part B of Schedule 1;

Excluded Employees means the Employees other than the Transferring Employees;

Excluded IPR means any Intellectual Property Rights including such portion of the Severable Improvements or New Developments (each as defined in the Licence) as relate directly to the Seller’s or Tesco’s Group’s proprietary on-line shopping mechanism;

Excluded IT Systems means all Microsoft software used by the Seller in the Business, including the information and communication technology listed in Part G of Schedule 1;

Excluded Liabilities means the Liabilities described in Part C of Schedule 1;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements) the purpose of which is to raise money owed to any banking, financial acceptance, credit, lending or other similar institution or organisation or to any member of the Seller’s Group and includes, for the avoidance of doubt, amounts owing by the Seller to other members of the Seller’s Group which are outstanding on any intra-Group loan account;

Group means, in relation to any party, that party and any company which is a parent undertaking or subsidiary undertaking of that party for the time being or a subsidiary undertaking of a parent undertaking of that party and any of them;

holding company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

IT Systems means any and all information and communications technologies used in the Business including all computer hardware, software (proprietary and third party) operating systems, data, internet and web sites, firmware, networking equipment, peripherals and all associated documentation or other non-fixed infrastructure equipment or systems being those described in Part F of Schedule 1, but, for the avoidance of doubt, other than the telephones used in the Business and other than those covered by the Licence, and excluding the Excluded Assets;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

Licence means the licence agreement between the Seller and INC dated 17 March 2003;

Licence Termination means the agreement terminating the Licence in the Agreed Form;

LPMPA means the Law of Property (Miscellaneous Provisions) Act 1994;

Management Accounts means the unaudited monthly profit and loss accounts of the Seller in respect of the period starting on the day after the Accounts Date and ending 28 February 2005, in the Agreed Form;

Motor Vehicles the motor and commercial vehicles owned or leased by the Seller’s Group and used in, or in connection with, the Business;

parent undertaking has the meaning given in paragraph 1.1 of this Schedule 5;

Potentially Transferring Employees means those Employees listed in Part 2 of Schedule 4 who are Employees in the editorial, community, administration and community parts of the Business;

Proposed Transaction means the transaction contemplated by the Transaction Documents;

Purchaser’s Group means the Purchaser and its Affiliates from time to time;

Purchaser’s Bank Account means the bank account of the Purchaser with JP Morgan Chase of 1411 Broadway, New York City, New York, 10018  with account number 020-923406 and ABA 021000021;

Purchaser’s Solicitors means Orrick, Herrington & Sutcliffe of Tower 42, 25 Old Broad Street, London EC2N1HQ;

registered, in relation to Intellectual Property Rights, includes registrations and applications for registration;

Representatives has the meaning given in clause 13.1;

Schedules means the Schedules to this agreement, and Schedule shall be construed accordingly;

Seller’s Group means the Seller, Tesco and their Affiliates from time to time;

Seller’s Bank Account means the bank account of the Seller with Barclays Bank plc of Pall Mall, Pudding Lane, London with account number 50277762 and sort code 206582;

Seller’s Solicitors means Berwin Leighton Paisner of Adelaide House, London Bridge, London EC4R 9HA;

subsidiary and subsidiaries means any company in relation to which another company is its holding company;

subsidiary undertaking has the meaning given in paragraph 1.1 of this Schedule 5;

Tax or Taxation means all present and future forms of tax, duties, imposts, contributions, withholdings, deductions, charges, levies and sums payable on account of the foregoing whatsoever and whenever imposed, charged or demanded by a Tax Authority in the nature of tax (including without limitation any amount payable as a result of counteraction, adjustment or set off by a Tax Authority in relation to any liability to tax, interest on unpaid tax, repayment of tax or interest or repayment supplement in respect of a repayment of tax) and whether or not primarily payable by the Company or any other person, and all amounts recoverable by a Tax Authority as if they were tax (or by any other person by virtue of any entitlement arising by operation of law) and shall be deemed to include the cost of removing any charge over assets imposed by any Tax Authority and in each case all charges, interest, fines, penalties and surcharges arising from or incidental, or relating, to the same;

Tax Authority means the Inland Revenue, HM Customs and Excise and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world having authority or jurisdiction for any Tax purpose;

Tesco Company Loans means the loans or other similar arrangements (if any) made by the Seller to another member of the Seller’s Group;

Transaction Documents means this agreement, the Business Premises Licence and the Agreed Form documents;

Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended);

Transferring Employees means the employees of Tesco and/or the Seller (as the case may be) who will be transferring to the Purchaser and who are listed in Part 1 of Schedule 4 together with those Potentially Transferring Employees who are actually selected to become Transferring Employees in accordance with clauses 2.3.2 and 2.4;

Transferring IPR means all the Intellectual Property Rights owned by the Business, including those items listed in Part E of Schedule 1, but excluding the Excluded IPR;

undertaking means a body corporate or partnership or unincorporated association carrying on trade or business with or without a view to profit; in relation to an undertaking which is not a company, expressions in this agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

VAT means value added tax;

Warranty Claim means a claim by the Purchaser under clause 4.1; and

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.1              In this agreement, unless the context otherwise requires:

1.1.1                    references to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.1.2                    the headings are inserted for convenience only and shall not affect the construction of this agreement;

1.1.3                    the singular shall include the plural and vice versa;

1.1.4                    references to one gender include all genders;

1.1.5                    references to times of the day are to local time in the relevant jurisdiction unless otherwise stated;

1.1.6                    references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

1.1.7                    references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

1.1.8                    the expression “with full title guarantee” has the meaning ascribed to it by the LPMPA;

1.1.9                    an undertaking is a subsidiary undertaking of another undertaking (its parent undertaking) if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

1.1.9.1                                            holds a majority of the voting rights in it; or

1.1.9.2                                            is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

1.1.9.3               has a right to exercise a dominant influence over it:

(a)           by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents;

(b)           by virtue of a contract with that undertaking or other members or shareholders of that undertaking; or

1.1.9.4               is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

1.2              any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3              Except as otherwise expressly provided in this agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

1.3.1                    that enactment as amended by or under any other enactment before or after the date of this agreement;

1.3.2                    any enactment which that enactment re-enacts (with or without modification); and

1.3.3                    any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, as re-enacted or amended as described in sub-paragraph 1.3.1 or 1.3.2 above, except to the extent that any of the matters referred to in paragraphs 1.3.1 to 1.3.3 occurs after the date of this agreement and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this agreement) under this agreement.

1.4              Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SCHEDULE 7

Business Premises Licence

Licence to Occupy

•                                          Premises – the Business Premises.

•                                          Licence period – 30 days following Completion.

•                                          Licence fee – nil.

•                                          Outgoings – nil.

•                                          Insurance – the Purchaser will be responsible for any insurance it requires during the licence period including cover for equipment and health and safety of staff.

•                                          Repair and decoration – the Business Premises are to be kept in no worse state of repair than at the commencement of the licence.

•                                          Alterations – no alterations to the design or appearance of the Business Premises are to be made without the approval of Tesco.

•                                          Use – the Business Premises are to be used as office space and the Purchaser is not to do anything which may be or grow to be a nuisance, annoyance, disturbance, inconvenience or damage to Tesco or its other tenants.

•                                          Statutory compliance – the Purchaser is to comply in all respects with the provisions of all statutes and requirements relating to the Business Premises and to indemnify Tesco against all actions, proceedings, claims or demands.

•                                          Alienation – the Purchaser is not to assign, charge, grant sublicenses or part with its interest in the licence.

•                                          Indemnity – the Purchaser is to indemnify Tesco against any claims, proceedings or demands (and the costs and expenses incurred) which may be brought against Tesco by any person including employees, work people, agents or visitors of the licensee.

•                                          Accidents – Tesco will not be responsible to the Purchaser for any accident or damage to the property.

•                                          Expiry of licence period – the Purchaser shall remove all of its fixtures, fittings and belongings at the expiry or earlier determination of the licence period and will reinstate the Business Premises to the condition they were at the commencement of the licence.

•                                          Assignment by licensor – Tesco may assign, transfer or delegate the benefit of its rights and obligations under this licence.

•                                          The licence is personal to the Purchaser.

•                                          The licence does not create any relationship of landlord and tenant and no security of tenure is conferred.

•                                          Tesco and the Purchaser shall agree to act reasonably in determining the procedure for the Purchaser to vacate the Business Premises following expiration or termination of the licence.

SIGNED by	)
for and on behalf of	)	/s/ Laura Wade-Gery
IVILLAGE UK LIMITED	)

SIGNED by	)
for and on behalf of	)	/s/ Timothy John Rollit Mason
TESCO STORES LIMITED	)

SIGNED by	)
for and on behalf of	)	/s/ Steven A. Elkes
IVILLAGE LIMITED	)

SIGNED by	)
for and on behalf of	)	/s/ Steven A. Elkes
IVILLAGE INC.	)